Exhibit 7.1

Calculation of ratio of earnings to fixed charges

In accordance with IFRS

For the year ended 31 March	2006	2005
	£m	£m

Profit before tax before adjustment for minority interests in
consolidated subsidiaries or profits or losses from joint ventures	439.3	367.6
Less:
Minority interests	0.3	1.8

	439.0	365.8

Fixed charges
Interest expensed	354.7	322.1
Amortised premiums, discounts and capitalised expenses
related to indebtedness	0.9	0.8
Interest portion in rental expense	4.9	6.2

	360.5	329.1

Total earnings available for payment of fixed charges	799.5	694.9

Ratio of earnings to fixed charges	2.2	2.1

In accordance with US GAAP

For the year ended 31 March	2006	2005
	£m	£m

Profit before tax before adjustment for minority interests in
consolidated subsidiaries or profits or losses from joint ventures	215.1	330.0
Add:
Amortisation of capitalised interest	14.4	13.5
Subtract
Capitalised interest	46.3	85.4
Minority interests	0.3	1.8

	182.9	256.3

Fixed charges:
Interest expensed and capitalised	354.7	322.1
Amortised premiums, discounts and capitalised expenses
related to indebtedness	0.9	0.8
Interest portion in rental expense	4.9	6.2

	360.5	329.1

Total earnings available for payment of fixed charges	543.4	585.4

Ratio of earnings to fixed charges	1.5	1.8